                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)
                                   (unaudited)



                                                                Year Ended December 31,
                                           -----------------------------------------------------------------
                                             1997          1998         1999          2000           2001
                                           ---------     --------     ---------     ---------    -----------
Fixed charges:
Interest expense on indebtedness           $   1,435     $  2,410     $   3,038     $  18,364     $   8,419
Amortization of debt issuance costs               --           --            --         1,317           952
Interest expense on portion of rent
   expense representative of interest          3,340        5,840        14,184        18,412        22,184
Preferred stock dividends                         --           --        27,944        45,668            --
                                           ---------     --------     ---------     ---------     ---------
                  Total fixed charges      $   4,775     $  8,250     $  45,166     $  83,761     $  31,555
                                           =========     ========     =========     =========     =========

Earnings (loss):
Net loss before provision for
   income taxes, minority interest
   and cumulative effect of change in
   accounting principle                    $ (84,632)    $ (3,841)    $(381,884)    $(247,532)    $(191,850)
Fixed charges per above                        4,775        8,250        45,166        83,761        31,555
                                           ---------     --------     ---------     ---------     ---------
Total earnings (loss)                      $ (79,857)    $  4,409     $(336,718)    $(163,771)    $(160,295)
                                           =========     ========     =========     =========     =========

Ratio of earnings to fixed charges            (16.72)        0.53         (7.46)        (1.96)        (5.08)
                                           =========     ========     =========     =========     =========

Coverage deficiency                        $ (84,632)    $ (3,841)    $(381,884)    $(247,532)    $(191,850)
                                           =========     ========     =========     =========     =========